ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement to the participation agreement between SunAmerica Series Trust (the “Trust”), Nassau Life Insurance Company (“Nassau”) and Corebridge Capital Services, Inc. (“CCS”) dated July 1, 2025 (the “Participation Agreement”) is entered into as of January 1, 2026.

W I T N E S S E T H:

WHEREAS, CCS will be replaced as the principal underwriter for SunAmerica Series Trust by Directed Services LLC (“DSL”);

WHEREAS, the parties desire to have DSL assume all of CCS’s rights and obligations under the Participation Agreement effective upon the replacement of CCS by DSL as principal underwriter to the Trust, which occurred on January 1, 2026 (the “Effective Date”);

WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust present in person, approved a form of this Assignment and Assumption Agreement at a meeting held on December 10, 2025;

NOW, THEREFORE, in consideration of their mutual promises, the Trust, Nassau and DSL agree as follows as of the Effective Date:

1.

The Participation Agreement previously in effect between the Trust, Nassau and CCS dated July 1, 2025 is hereby assumed in its entirety by DSL, except that all references to CCS shall be replaced with references to DSL. Further, the representations made in Section 1.4(g) shall be omitted.

2.	DSL agrees to perform and be bound by all of the terms of the Participation Agreement and the obligations and duties of CCS thereunder except as noted herein.

3.	The Participation Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

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IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement.

SUNAMERICA SERIES TRUST	DIRECTED SERVICES LLC

By: /s/ Kate Fuentes	By: /s/ Ken Brown

Name: Kate Fuentes	Name: Ken Brown

Title: Chief Legal Officer, VP and Secretary	Title: President and Chief Executive Officer

NASSAU LIFE INSURANCE COMPANY

By: /s/ Susan A. Zophy

Name: Susan A. Zophy

Title: Chief Service Officer